                                 EXHIBIT 11.1


            STATEMENT REGARDING COMPUTATION OF  PER SHARE EARNINGS

Primary Earnings Per Share
--------------------------
                                                    Three Months Ended
                                                      March 31, 2000
                                                    ------------------
Net Income........................................      $ 1,531,467
Cumulative preferred dividends....................         (254,325)
                                                        -----------
Income for common shareholders....................      $ 1,277,142
                                                        ===========
Weighted average common shares....................        7,822,191
                                                        ===========
Primary earnings per share........................      $      0.16
                                                        ===========
Diluted Earnings Per Share
--------------------------
Net Income........................................      $ 1,531,467
Cumulative preferred dividends....................                -
                                                        -----------
                                                        $ 1,531,467
                                                        ===========
Weighted average common shares....................        7,822,191
Effect of stock options...........................           96,594
Assumed conversion of cumulative
 preferred stock..................................       31,600,342
                                                        -----------
                                                         39,519,127
                                                        ===========
Diluted earnings per share........................      $      0.04
                                                        ===========